MINUTES OF SPECIAL MEETING
                                       OF
                               BOARD OF DIRECTORS
                                       OF
                           UNITED FILM PARTNERS, INC.
                           -------------------------

The special meeting of the Board of Directors of the Corporation was held on the date and at the time and place set forth in the written waiver of Notice signed by the Board of Directors, fixing such time and place, and prefixed to the minutes of this meeting.
There were present the following :
KEVIN REEM-PRESIDENT
STEPHEN STOTESBERY -SECRETARY
TERRY O'KEEFE-TREASURER
being all of the Directors of the Corporation.

The meeting was called to order by the President. It was moved, seconded and unanimously carried that KEVIN REEM acted as Chairman and STEPHEN STOTESBERY acted as Secretary.

After discussion, upon motion duly made, seconded and carried, it was,

RESOLVED that the Company exchange the assets of Seoul Movie USA, Inc., a California Corporation ("SMVUSA") described in Exhibit B of the Agreement and Plan of Reorganization (the "Plan") between the Company, SMVUSA and the SMVUSA Stockholders in consideration of 7,862,500 "restricted" and "unregistered" shares of the $0.0001 mill par value common stock of the Company presented to a meeting of the Board of Directors;

FURTHER, RESOLVED, that in the good faith judgment of the directors, the acquisition of the assets listed in Exhibit B and the assumption of the liabilities listed in Exhibit B as contemplated by the Plan is fair, just and equitable, and in the best interest of the stockholders of the Company;

FURTHER, RESOLVED, that such shares, when transferred, be deemed validly issued, fully paid and non-assessable;

FURTHER, RESOLVED, that the delivery of such shares be subject to the execution and delivery of the Plan by each such stockholder who is party to the Plan and SMVUSA; and compliance by SMVUSA and its stockholders with all of the terms and provisions thereof prior to Closing;

FURTHER, RESOLVED, that the officers of the Company be and they hereby are authorized and directed to execute and deliver the Plan and all other documents required or deemed necessary to complete the Plan for and on behalf of the Company pursuant to which the Company shall acquire the assets and assume the liabilities described in Exhibit B to the Plan in exchange for shares of the Company in a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended;

FURTHER, RESOLVED, that on Closing, the following persons nominated by the Board of Directors of SMVUSA be designated as the directors of the Company, to serve until the next annual meeting of the stockholders and until their successors are elected and qualify, or until his earlier resignation or termination: Dong Chung, Dong In Chung, and Stephen Stotesbery..

FURTHER, RESOLVED, Dong Chung, be elected as President; Dong In Chung be elected as Treasurer; and April Yi be elected as Secretary

FURTHER, RESOLVED, if the Plan is completed as contemplated, the Company accept the resignation of Kevin Reem as President and director, Terence M. O'Keefe as Treasure and director and Stephen Stotesbery as Chief Executive Officer and secretary, effective on the Closing.

Date: 12/15/03



                   /s/ Kevin Reem
----------------------------------
Director
                 /s/ Stephen Stotesbery
---------------------------------------
Director
                   /s/ Terence M. O'Keefe
-----------------------------------------
Director

/s/ Stephen Stotesbery
Secretary